As filed with the Securities and Exchange Commission on May 15, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WHIRLPOOL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	38-1490038
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2000 North M-63, Benton Harbor, Michigan	49022-2962
(Address of principal executive offices)	(Zip Code)

WHIRLPOOL CORPORATION EXECUTIVE

DEFERRED SAVINGS PLAN II

(Full title of the Plan)

Robert LaForest, Esq.

Associate General Counsel and Assistant Secretary,

Whirlpool Corporation, Law Department,

Mail Drop 2200, 2000 North M-63

Benton Harbor, Michigan 49022-2962

(Name and address of agent for service)

(269) 923-5355

(Telephone number, including area code, of agent for service)

Copy to:

Robert M. Hayward

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL 60601

(312) 861-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations(1)	$50,000,000(2)	—	$50,000,000(2)	$1,965.00

(1)	The deferred compensation obligations to which this registration statement relates (the “Deferred Compensation Obligations”) arise under the Whirlpool Corporation Executive Deferred Savings Plan II (the “Plan”) and are unsecured obligations of Whirlpool Corporation to pay deferred compensation in the future in accordance with the terms of the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Item 1 of Part I will be delivered to participants in the plan covered by this registration statement, in accordance with Form S-8 and Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (“Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents are incorporated by reference herein and shall be deemed to be part of this Registration Statement:

(a)	Annual Report of Whirlpool Corporation (the “Company”) on Form 10-K for the year ended December 31, 2007.

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

(c)	Current Reports on Form 8-K filed on February 27, 2008 and February 29, 2008.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Under the Whirlpool Corporation Executive Deferred Savings Plan II (the “Plan”), the Company will provide eligible employees the opportunity to defer a portion of their future cash and equity compensation. The obligations of the Company ultimately to pay such deferred amounts in accordance with the Plan (the “Obligations”) will be unsecured general obligations of the Company and will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. A brief description of certain aspects of the Plan follows, and is qualified in its entirety by the full text of the Plan, a copy of which has been filed as an exhibit to this registration statement:

1. The Plan allows those employees of the Company designated by the Human Resources Committee of the Board of Directors (the “Committee”), generally senior management (“Participant(s)”), to defer a portion of his or her compensation.

2. The amount of compensation to be deferred by each Participant will be determined in accordance with the Plan based on irrevocable elections by the Participant. Each Obligation will be payable upon termination of employment or on a date selected by the Participant in accordance with the terms of the Plan.

3. Each Participant or his or her beneficiary under the Plan is an unsecured general creditor of the Company with respect to his or her own Plan benefits. Benefits are payable solely from the Company’s general assets, and are subject to the risk of corporate insolvency. In the event of the Company’s insolvency, each Participant’s deferred compensation may be subject to a lien or security interest of the Company’s creditors.

4. The Committee may amend or modify the Plan, at any time and from time to time and in any respect, provided, however, that no such action of the Committee, without approval of the Participant, may adversely affect in any way any amounts already deferred pursuant to the Plan.

5. The Chairman of the Board and Chief Executive Officer is responsible for the day-to-day administration of the Plan, subject to the control and discretion of the Committee. The Chairman and CEO has the right to interpret the Plan and determine all other matters that might arise under the terms and conditions of the Plan, other than who is eligible to participate

6. A Participant’s right or the right of any other person to the Obligations cannot be transferred, pledged, or encumbered subject to a Participant’s written designation of a beneficiary under the Plan or to the terms of a domestic relations order.

Item 5.	Interests of Named Experts and Counsel.

Robert J. LaForest, Esq., who has rendered an opinion as to the validity of the deferred compensation obligations being registered by this registration statement, is an officer of the Company and holds restricted stock equivalents and options to purchase shares of the Company’s common stock.

Item 6.	Indemnification of Directors and Officers.

The Delaware General Corporation Law and the Certificate of Incorporation of the Company provide for the indemnification of any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding by reason of the fact that such individual is or was a director or officer of the Company or serves or served another enterprise (including the plan) at the request of the Company against all expense, liability, and loss (including attorney’s fees, judgments, fines, Employee Retirement Income Security Act of 1974 (“ERISA”) excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection therewith, to the fullest extent authorized by the Delaware General Corporation Law, and also generally provides for mandatory advancement by the Company of defense-related expenses. Furthermore, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, the Company has included in its Certificate of Incorporation a provision eliminating or limiting the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty to the Company or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit.

Both the Delaware General Corporation Law and the Certificate of Incorporation of the Company provide that the Company may maintain insurance to cover losses incurred pursuant to liability of directors and officers of the Company. The Company has obtained directors’ and officers’ insurance coverage, which insurance covers certain liabilities of directors and officers of the Company arising under the Securities Act.

The Company has entered into indemnification agreements with each of its non-employee directors and certain officers providing for the indemnification of such directors and officers. The indemnification agreements provide for indemnification by the Company of each person subject to an indemnification agreement to the fullest extent permitted by law against expenses and damages if the person is, or is threatened to be made, a party to or participant in a legal proceeding by reason of his or her status as a director or officer of the Company or by reason of the fact that he or she is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent. The indemnification agreements provide that the Company will advance the expenses the person incurred in any such proceedings prior to final disposition of the claim. In determining a person’s entitlement to indemnification, the person will be presumed entitled to indemnification, and the Company will have the burden of proving otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5.1	Opinion of Robert J. LaForest, Esq.

5.2	Opinion of DLA Piper US LLP

10.1	Whirlpool Corporation Executive Deferred Savings Plan II (effective as of January 1, 2005, including Supplement A, Whirlpool Executive Restoration Plan (effective as of January 1, 2007))

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Whirlpool Corporation

23.2	Consent of Robert J. LaForest, Esq. (contained in Exhibit 5.1)

23.3	Consent of DLA Piper US LLP (contained in Exhibit 5.2)

24.1	Power of Attorney

24.2	Power of Attorney

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Benton Harbor, State of Michigan on May 15, 2008.

Whirlpool Corporation

By:	/s/ DAVID A. BINKLEY
	Name:	David A. Binkley
	Title:	Senior Vice President, Global Human Resources

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFF M. FETTIG* Jeff M. Fettig	Director Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 15, 2008

/s/ MICHAEL A. TODMAN* Michael A. Todman	Director and President, Whirlpool North America	May 15, 2008

/s/ ROY W. TEMPLIN* Roy W. Templin	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 15, 2008

/s/ ANTHONY B. PETITT* Anthony B. Petitt	Vice President and Controller (Principal Accounting Officer)	May 15, 2008

Signature	Title	Date

/s/ HERMAN CAIN* Herman Cain	Director	May 15, 2008

/s/ GARY T. DICAMILLO* Gary T. DiCamillo	Director	May 15, 2008

/s/ KATHLEEN J. HEMPEL* Kathleen J. Hempel	Director	May 15, 2008

/s/ MICHAEL F. JOHNSTON* Michael F. Johnston	Director	May 15, 2008

/s/ WILLIAM T. KERR* William T. Kerr	Director	May 15, 2008

/s/ ARNOLD G. LANGBO* Arnold G. Langbo	Director	May 15, 2008

/s/ MILES L. MARSH* Miles L. Marsh	Director	May 15, 2008

/s/ PAUL G. STERN* Paul G. Stern	Director	May 15, 2008

Signature	Title	Date

/s/ JANICE D. STONEY* Janice D. Stoney	Director	May 15, 2008

/s/ MICHAEL D. WHITE* Michael D. White	Director	May 15, 2008

*By:/s/ DANIEL F. HOPP Daniel F. Hopp	Attorney-in-Fact	May 15, 2008

EXHIBIT INDEX

Exhibit No.

5.1	Opinion of Robert J. LaForest, Esq.

5.2	Opinion of DLA Piper US LLP

10.1	Whirlpool Corporation Executive Deferred Savings Plan II (effective as of January 1, 2005, including Supplement A, Whirlpool Executive Restoration Plan (effective as of January 1, 2007))

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Whirlpool Corporation

23.2	Consent of Robert J. LaForest, Esq.(contained in Exhibit 5.1)

23.3	Consent of DLA Piper US LLP (contained in Exhibit 5.2)

24.1	Power of Attorney

24.2	Power of Attorney